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                                    EXHIBIT 1


PRESS RELEASE


      CYBERCARE, INC. ANNOUNCES IT DID NOT FILE ANNUAL REPORT ON FORM 10-K


     BOYNTON BEACH, Fla. - (BUSINESS WIRE)-April 29, 2003 -- CyberCare, Inc. (OTCBB:CYBRe) (the "Company") announced today that it did not file its Annual Report on Form 10-K for the year ended December 31, 2002 due to its financial difficulties. It should be noted that the NASD has appended the trading symbol for CyberCare with an "E."

    The Company's independent certified accountants resigned in December, 2002 and have refused to turn over any work papers relating to the Company's financials for the year ending December 31, 2002 and prior periods without payment of substantial fees which the Company cannot afford to pay. In addition, the Company is unable to pay its new independent certified accountants.

     As was previously announced, significant continued losses and a lack of sufficient working capital caused the Company to cease operation of its subsidiary, Physical Therapy and Rehabilitation, Inc., a Florida corporation ("PTR"). The operations of its pharmacy division have been substantially reduced. The pharmacy continues to operate at a loss but at a substantially reduced rate. The Company continues to engage in sales efforts in the technology division. In this connection, the company is participating in the American Telemedicine Association ("ATA") tradeshow, which is presently being held in Orlando, Florida.

     The Company intends to concentrate on collecting its accounts receivable and on selling certain assets. In addition, the Company is currently in discussions with third parties with respect to the possible sale of all or a portion of the remaining segments of the business. The Company continues to struggle with costs and fees associated with pre-existing issues. The continued operation of the Company's business is uncertain.

     Based in Boynton Beach, Florida, CyberCare, Inc. is a technology assisted health management company.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press re/ease are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


FOR MORE INFORMATION, PLEASE CALL

Shareholder Relations, CyberCare, Inc., 561-742-5000 - Internet:
http://cyber-care.net


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